Exhibit 99.1

Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141
FOR IMMEDIATE RELEASE	Company Contact
July 31, 2013	Jacqueline E. Burwitz Vice President, Investor Relations 314-985-2169 Jacquelinee.burwitz@energizer.com

Energizer Holdings, Inc. Announces Fiscal Third Quarter Results
Reaffirms Fiscal 2013 Outlook for Adjusted EPS of $6.75 to $7.00
Updates GAAP EPS Range From $6.30 to $6.60 for Pending Post Retirement Gain
Increases Quarterly Dividend to 50 cents per share

Third Quarter Highlights (Unaudited)
• Net earnings per diluted share up 30% v. year ago to $1.38
• Adjusted net earnings per diluted share up 33% v. year ago to $1.57 (a)
• Net sales of $1,111.5 million down 1.1% v. year ago (b)
(a) See Net Earnings/Diluted EPS tables below
(b) See Net Sales — Total Company table below

St. Louis —July 31, 2013—Energizer Holdings, Inc. (NYSE: ENR) today announced results for the third fiscal quarter ended June 30, 2013. Net earnings for the quarter were $87.2 million, or $1.38 per diluted share, as compared to net earnings of $70.2 million, or $1.06 per diluted share, in the third fiscal quarter of 2012.
The following tables provide a reconciliation of net earnings and net earnings per diluted share to adjusted net earnings and adjusted net earnings per diluted share, which are non-GAAP measures.

	Quarter Ended June 30,
	Net Earnings		Diluted EPS
	2013	2012	2013	2012
Net Earnings/Diluted EPS - GAAP (Unaudited)	$87.2	$70.2	$1.38	$1.06
Impacts, net of tax: Expense/(Income)
2013 restructuring and related costs	19.1	—	0.30	—
Other realignment / integration	—	2.1	—	0.03
Venezuela devaluation	0.2	—	—	—
Litigation provision	—	8.5	—	0.13
Early termination of interest rate swap	—	1.1	—	0.02
Adjustment to prior years' tax accruals	(7.2)	(4.2)	(0.11)	(0.06)
Net Earnings/Diluted EPS - adjusted (Non-GAAP)	$99.3	$77.7	$1.57	$1.18

Weighted average shares - Diluted			63.3	66.0

	Nine Months Ended June 30,
	Net Earnings		Diluted EPS
	2013	2012	2013	2012
Net Earnings/Diluted EPS - GAAP (Unaudited)	$301.9	$291.9	$4.80	$4.40
Impacts, net of tax: Expense/(Income)
2013 restructuring and related costs	75.3	—	1.19	—
Pension curtailment	(23.5)	—	(0.37)	—
Other realignment / integration	1.3	(1.7)	0.02	(0.03)
Venezuela devaluation	6.1	—	0.10	—
Litigation provision	—	8.5	—	0.13
Early termination of interest rate swap	—	1.1	—	0.02
Adjustment to prior years' tax accruals	(10.2)	(4.2)	(0.16)	(0.06)
Net Earnings/Diluted EPS - adjusted (Non-GAAP)	$350.9	$295.6	$5.58	$4.46

Weighted average shares - Diluted			62.9	66.3

“We are pleased with the adjusted earnings per share growth of 33% for the third quarter," said Ward M. Klein, Chief Executive Officer. "We continue to make good progress on our restructuring efforts implementing many of the initiatives earlier than planned.  As a result, we have revised our fiscal 2013 estimated gross savings from $50 to $60 million to more than $80 million.  We are also ahead of schedule with our working capital reduction initiative with a 370 basis point reduction from our fiscal 2011 base period. However, we are disappointed with our weak top line results as we continued to see elevated levels of competitive promotional activity in our Personal Care categories and many of these categories showed value deflation in the quarter.  Despite these top line challenges, our restructuring savings helped to improve operating margins and deliver strong growth in earnings per share.  Even though we expect weak category dynamics to continue into our fourth quarter, the incremental savings from the restructuring program will keep us on track with our adjusted earnings per share outlook of $6.75 to $7.00.

“As we look towards fiscal 2014, our key points of focus will include delivering our stated cost and working capital reduction objectives, restoring top line growth in Personal Care and investing in innovation and brand development activities to ensure the long-term health of the business," continued Klein. "We face many challenges including a difficult competitive environment and unfavorable currency headwinds.  We believe we can follow our expected double digit adjusted earnings per share growth for each of the last two fiscal years with mid-single digit growth in adjusted earnings per share in fiscal 2014.  We'll provide more insights and our initial financial outlook range for fiscal 2014 in our November communication.”

"Finally, I am pleased to announce that the Board approved an increase in the Energizer quarterly dividend to $0.50 per share, which represents a 25% increase, effective with the September dividend."

Net Sales - Total Company (In millions - Unaudited)
Quarter and Nine Months Ended June 30, 2013

	Q3	%Chg	Nine Months	%Chg
Net Sales - FY '12	$1,124.1		$3,424.0
Organic	5.2	0.5%	5.6	0.2%
Impact of currency	(17.8)	(1.6)%	(29.7)	(0.9)%
Net Sales - FY '13	$1,111.5	(1.1)%	$3,399.9	(0.7)%

For the third fiscal quarter, net sales declined by approximately 1% on a reported basis due to unfavorable currencies primarily in Asia and Latin America. On an organic basis, net sales were essentially flat as higher volume in Household Products offset a modest decline in organic sales in Personal Care. On a year to date basis, reported net sales were down less than 1% driven primarily by unfavorable currencies. Organically, net sales were essentially flat for the nine month period. In Household Products, net sales increased approximately 1% organically for the nine months due to the favorable impact of incremental storm volume earlier in the fiscal year. In addition, unfavorable volume trends were offset by improved pricing and mix. Organically, net sales were flat for Personal Care in the nine month period.
Gross margin for the quarter ended June 30, 2013, was 45.9%, down 110 basis points as compared to the prior year quarter due to the impact of unfavorable currencies and $4.7 of obsolete inventory charges related to the exit of certain non-core product lines as part of our restructuring. Excluding the unfavorable impact of currencies and this inventory charge, gross margin was essentially flat, at 47% as compared to the prior year as improved product costs in Household Products, including the favorable impact of restructuring activities, was substantially offset by unfavorable product mix in Personal Care.
On a year to date basis gross margin as a percentage of net sales was 47.1%, up 10 basis points on a reported basis and up 60 basis points excluding the unfavorable impact of currencies and the inventory charge noted above due primarily to improved product costs in Household Products.
For the quarter, advertising and sales promotion (A&P) was $121.0 million, or 10.9% of net sales as compared to $141.8 million, or 12.6% of net sales in the prior year quarter due, in part, to timing shifts between the third and fourth quarters of fiscal 2013. For the nine months, A&P was $318.3 million, or 9.4% of net sales as compared to $349.9 million, or 10.2% of net sales in the prior period.
For the quarter, total selling, general and administrative expense (SG&A) was $201.8 million, or 18.2% of net sales as compared to $233.8 million, or 20.8% of net sales, for the prior year quarter. The decrease of $32 million in reported SG&A, or 260 basis points as a percent of net sales, was due primarily to effective spending controls and the favorable impact of the Company's 2013 restructuring initiatives. For the nine months, SG&A decreased approximately $68 million as compared to the same period last year, with SG&A as a percent of net sales at 18.0% as compared to 19.9% in the prior fiscal nine month period, down 190 basis points, for the reasons noted previously. Included in the current year SG&A total for the nine month period is approximately $3 million of expenses associated with IT initiatives related to enabling certain aspects of our restructuring initiatives.

Personal Care

Net Sales - Personal Care (In millions - Unaudited)
Quarter and Nine Months Ended June 30, 2013

	Q3	%Chg	Nine Months	%Chg
Net Sales - FY '12	$673.5		$1,889.4
Organic	(11.7)	(1.8)%	(11.8)	(0.6)%
Impact of currency	(12.3)	(1.8)%	(21.2)	(1.1)%
Net Sales - FY '13	$649.5	(3.6)%	$1,856.4	(1.7)%

For the quarter, net sales decreased 3.6% on a reported basis, with approximately one-half of the decline due to the unfavorable impact of currencies. Organic sales growth remains challenging, particularly in North America. We estimate that most of the U.S. categories in Personal Care, in which we compete, declined in value during the latest twelve week period.
From a product standpoint, the net sales change on a reported and organic basis was due primarily to the following:

•
Wet Shave net sales decreased approximately 1% on a reported basis, but increased about 1% organically, due to higher sales of disposable products, including the launch of Hydro disposables, partially offset by lower sales of shave preps. Sales of men's and women's systems increased slightly for the quarter as continued growth in Hydro branded systems was mostly offset by further declines in legacy systems,

•	Skin Care net sales decreased approximately 7% on both a reported and organic basis due to an unusually wet weather pattern in North America, which has unfavorably impacted sun care consumption, and

•	All other product categories decreased due to continued competitive activity and category softness.

For the nine months, reported net sales declined 1.7% due primarily to the unfavorable impact of currencies. Exclusive of the unfavorable impact of currencies, net sales declined less than 1% due to the overall impact of competitive activity in multiple categories including wet shave and the overall category sluggishness in the U.S.

Segment Profit - Personal Care (In millions - Unaudited)
Quarter and Nine Months Ended June 30, 2013

	Q3	%Chg	Nine Months	%Chg
Segment Profit - FY '12	$109.4		$361.2
Operations	8.9	8.1%	14.6	4.0%
Impact of currency	(7.0)	(6.4)%	(11.9)	(3.3)%
Segment Profit - FY '13	$111.3	1.7%	$363.9	0.7%

Segment profit for the quarter was $111.3 million, up 1.7%, inclusive of the unfavorable impact of currencies, most notably the weakening of the Japanese yen. Operationally, segment profit increased more than 8% in the quarter as lower gross margin due to the sales decline noted above was more than offset by lower spending.
Segment profit for the nine months was up almost 1% inclusive of the unfavorable impact of $11.9 million from currencies. Operationally, segment profit increased $14.6 million or 4.0% in the nine month period for the reasons noted above.

Household Products

Net Sales - Household Products (In millions - Unaudited)
Quarter and Nine Months Ended June 30, 2013

	Q3	%Chg	Nine Months	%Chg
Net Sales - FY '12	$450.6		$1,534.6
Organic	16.9	3.7%	17.4	1.2%
Impact of currency	(5.5)	(1.2)%	(8.5)	(0.6)%
Net Sales - FY '13	$462.0	2.5%	$1,543.5	0.6%

Net sales increased 2.5% on a reported basis, and increased 3.7% organically in the quarter.  The increase in organic net sales was due primarily to increased shipments versus soft prior year comparisons and higher promotional activities in the U.S., and distribution gains in Asia.
On a year to date basis, net sales increased approximately 1% on both a reported and organic basis. However, this result included approximately $18 million of incremental sales related to Hurricane Sandy in the first fiscal quarter of 2013. Excluding the impact of Hurricane Sandy, organic net sales were essentially flat as category unit volume declines were offset by the favorable impact of pricing in the first half of fiscal 2013.
We estimate global category value declined approximately 2% in the latest twelve weeks, in line with expectations.

Segment Profit - Household Products (In millions - Unaudited)
Quarter and Nine Months Ended June 30, 2013

	Q3	%Chg	Nine Months	%Chg
Segment Profit - FY '12	$69.5		$287.4
Operations	34.5	49.6%	79.7	27.7%
Impact of currency	(3.9)	(5.6)%	(5.6)	(1.9)%
Segment Profit - FY '13	$100.1	44.0%	$361.5	25.8%

Segment profit for the quarter was $100.1 million, up $30.6 million, or 44.0%, versus the same quarter last year. This increase was driven by higher sales and gross margin expansion due to the favorable impact of the Company's cost containment and restructuring efforts, and a substantial decrease in overhead costs.
For the nine months ended June 30, 2013, segment profit increased $74.1 million, or 25.8%, due primarily to lower product costs and reduced overhead spending and, to a lesser extent, the gross profit impact of the incremental Hurricane Sandy volume in the first fiscal quarter of 2013.

Other Items
Interest expense was $32.7 million for the quarter as compared to $34.0 million for the same quarter in the prior fiscal year. For the nine months ended June 30, 2013, interest expense was $99.0 million, up approximately $5 million for the nine months due to a combination of higher average debt outstanding and higher average rates.
Other financing expense was $1.6 million for the third fiscal quarter of 2013 and $19.8 million for the nine months ended June 30, 2013. Included in the year to date result was a devaluation charge of $6.1 million due to the recent currency devaluation in Venezuela. The expense for the quarter and the remaining expense for the year to date, exclusive of Venezuela, was due primarily to weakening currencies, including Japan and Latin America.
For the quarter, the Company's effective tax rate was approximately 18%. The effective tax rate was favorably impacted in the quarter by prior year tax provision adjustments of approximately $7 million, which reduced the effective tax rate in the current year quarter. In addition, we continue to incur restructuring costs primarily in tax jurisdictions with higher statutory tax rates, which also positively impacts the effective tax rate.
The same factors have favorably impacted our year to date effective tax rate, which was approximately 26% for the nine months. Exclusive of the tax impact of the GAAP to non-GAAP reconciling items detailed in the earlier nine month table, the effective tax rate for the nine months was 29.2% in fiscal 2013 as compared to approximately 30% on a similar basis in the prior year. This lower effective rate for the nine months of fiscal 2013, exclusive of the impact of the reconciling items referenced above, was due primarily to the comparative geographic earnings mix.
For the quarter, capital expenditures were approximately $21 million and depreciation expense was approximately $37 million inclusive of approximately $7 million of accelerated depreciation on assets currently in operation at certain facilities, which will be impacted by our 2013 restructuring initiatives. For the nine months, capital expenditures were approximately $59 million and depreciation expense was approximately $129 million, inclusive of approximately $17 million of accelerated depreciation on assets currently in operation at the same impacted facilities. The quarter and nine month charges for accelerated depreciation are included in the 2013 restructuring line in the Statement of Earnings (Condensed). In addition, asset impairment charges of approximately $19 million were recognized in the first fiscal quarter of 2013 related to anticipated plant closures.

2013 Restructuring
The Company estimates that restructuring savings of approximately $30 million were realized in the third fiscal quarter of 2013, with the primary impact reflected in lower overhead expenses and improved gross margin in Household Products. On a year to date basis, the Company estimates that restructuring savings were more than $50 million.
As noted in the prior quarter, implementation of restructuring initiatives is ahead of our original assumptions. As a result, the Company estimates that gross pre-tax restructuring savings for fiscal 2013 is likely to be more than $80 million. For the total restructuring project, the Company still estimates that total gross pre-tax savings will be approximately $225 million, an increase of $25 million from the original project target estimate.

For the quarter and the nine months ended June 30, 2013, the Company recorded approximately $30 million and $117 million, respectively, of charges related to the 2013 Restructuring Plan, inclusive of certain information technology enablement costs included in SG&A and obsolescence charges related to the exit of certain non-core product lines as part of our restructuring, which are included in cost of products sold.

The Company estimates that restructuring costs for the fourth fiscal quarter 2013 will be in the range of $35 to $45 million, with estimated total restructuring project costs remaining near $250 million. The vast majority of the 2013 restructuring and related charges are reported as a separate line in the Statement of Earnings (Condensed), except for certain costs noted above, which are reflected in SG&A and cost of products sold.

Working Capital Update
Working capital as a percent of net sales for the trailing four quarters ended June 30, 2013 was 19.2%, an improvement of 220 basis points versus the comparable measure at fiscal year end 2012 and an improvement of 370 basis points versus our fiscal 2011 baseline metric.  Implementation of many of the working capital reduction initiatives is ahead of our original assumptions.  As a result, we are realizing the expected benefits faster than anticipated.   We now expect to achieve the 400 basis point reduction goal versus the 2011 baseline earlier than the end of fiscal 2014.

Fiscal 2013 Financial Outlook
The Company's financial outlook for adjusted, diluted earnings per share remains in the range of $6.75 to $7.00 for fiscal 2013. This range includes the incremental restructuring savings offset by unfavorable currencies, lower than anticipated Personal Care top line growth, and lower net sales from Household Products.
We are now estimating that organic sales in Personal Care will be essentially flat for the full fiscal year as compared to our prior estimate of low single digit growth. This full fiscal year estimate for Personal Care includes low-single digit organic sales growth for the final fiscal quarter, with reported net sales for the final fiscal quarter flat due to the unfavorable impact of currencies, assuming current exchange rates.
As noted in our prior quarter press release, we expect lower net sales for Household Products in the fourth quarter of fiscal 2013 due to market share losses, promotional and shipment timing, and storm-related volume in the prior year quarter. We estimate that global sales for the Household Products division will decline by more than 10% in the final fiscal quarter due to the following factors:

•	Down 5% to 6% due to the loss of two U.S. retail customers, which will continue through the first three quarters of fiscal 2014,

•	Continuation of the declining category trend of approximately 2%,

•	A reduction of 2% from the exit of certain lower margin, non-core product lines in Household Products in fiscal 2013, enabling certain restructuring savings, and

•	Timing of promotional activity in fiscal 2013 coupled with incremental Hurricane Isaac volume in the prior year quarter, with no incremental storm volume assumed for fiscal fourth quarter 2013.

In addition, we estimate total Company A&P spending for the final fiscal quarter will be higher than the year ago quarter in both dollars and as a percent of net sales.
On a GAAP basis, the Company's financial outlook for diluted earnings per share is in the range of $6.30 to $6.60, inclusive of both the estimates for pre-tax restructuring savings and pre-tax restructuring costs noted above, and includes the pension curtailment gain recorded in the first fiscal quarter of 2013. Additionally, we have increased our financial outlook for GAAP EPS from our prior estimate of $5.60 to $5.90 due to the discontinuation of certain post-retirement benefits. This decision was recently communicated to affected participants and is expected to result in an additional curtailment gain in the range of $70 to $80 million, pre-tax, in the fourth quarter of fiscal 2013. This expected curtailment gain is not included in adjusted, diluted earnings per share.

Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 10:00 a.m. eastern time today. The call will focus on third quarter earnings and earnings guidance for fiscal 2013. All interested parties may access a live webcast of this conference call at www.energizerholdings.com, under “Investors", “Investor Information”, and “Webcasts and Presentations” tabs or by using the following link:
http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=124138&eventID=4990973

For those unable to participate during the live webcast, a replay will be available on www.energizerholdings.com, under “Investors”, “Investor Information”, “Webcasts and Presentations”, and "Audio Archives" tabs.
# # #
Non-GAAP Financial Measures. While the Company reports financial results in accordance with accounting principles generally accepted in the U.S. (“GAAP”), this discussion includes non-GAAP measures. These non-GAAP measures, such as historical and forward-looking adjusted diluted earnings per share, operating results, organic sales and other comparison changes, exclude the impact of currencies, the devaluation of the Venezuela Bolivar Fuerte, early termination of interest rate swaps, the costs associated with restructuring, certain tax items including adjustments to prior years' tax accruals, pension curtailment and certain other items as outlined in the table below are not in accordance with, nor are they a substitute for, GAAP measures. The Company believes these non-GAAP measures provide a meaningful comparison to the corresponding historical or future period and assist investors in performing analysis consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or superior to, the comparable GAAP measures.

Forward-Looking Statements. This document contains both historical and forward-looking statements. Forward-looking statements are not based on historical facts but instead reflect our expectations, estimates or projections concerning future results or events, including, without limitation, statements regarding future company-wide or segment sales, earnings and earnings per share, investments, capital expenditures, product launches, consumer trends, the competitive environment, cost savings related to restructuring projects, and the timing of such savings, costs necessary to achieve those savings, improvements to working capital levels and the timing and savings associated with such improvements, the impact of price increases, advertising and promotional spending, the impact of foreign currency movements, category value and future growth in our businesses. These statements generally can be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “expectation,” “anticipate,” “may,” “could,” “intend,” “belief,” “estimate,” “plan,” “target,” “predict,” “likely,” “will,” “should,” “forecast,” “outlook,” or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results, performance or achievements to differ materially from those expressed in or indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances. Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:

•	General market and economic conditions;

•	Market trends in the categories in which we operate;

•	The success of new products and the ability to continually develop and market new products;

•	Our ability to attract, retain and improve distribution with key customers;

•	Our ability to continue planned advertising and other promotional spending;

•
Our ability to timely execute its strategic initiatives, including restructurings, in a manner that will positively impact our financial condition and results of operations and does not disrupt our business operations;

•	The impact of strategic initiatives, including restructurings, on our relationships with employees, customers and vendors;

•	Our ability to maintain and improve market share in the categories in which we operate despite heightened competitive pressure;

•	Our ability to improve operations and realize cost savings;

•	The impact of raw material and other commodity costs;

•	The impact of foreign currency exchange rates and offsetting hedges on Energizer's profitability;

•	Compliance with debt covenants as well as the impact of interest and principal repayment of our existing and any future debt; or

•	The impact of legislative or regulatory determinations or changes by federal, state and local, and foreign authorities, including taxing authorities

In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements. The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Additional risks and uncertainties include those detailed from time to time in Energizer's publicly filed documents, including its annual report on Form 10-K for the year ended September 30, 2012.

ENERGIZER HOLDINGS, INC.
STATEMENT OF EARNINGS
(Condensed)
(In millions, except per share data - Unaudited)

	Quarter Ended June 30,		Nine Months Ended June 30,
	2013	2012	2013	2012

Net sales	$1,111.5	$1,124.1	$3,399.9	$3,424.0
Cost of products sold	601.1	595.3	1,797.2	1,813.5
Gross profit	510.4	528.8	1,602.7	1,610.5

Selling, general and administrative expense	201.8	233.8	612.2	680.1
Advertising and sales promotion expense	121.0	141.8	318.3	349.9
Research and development expense	24.2	28.6	73.6	81.9
2013 restructuring	22.7	—	109.1	—
Pension curtailment	—	—	(37.4)	—
Prior restructuring	—	0.5	—	(7.2)
Interest expense	32.7	34.0	99.0	94.1
Other financing items, net	1.6	1.3	19.8	1.5
Earnings before income taxes	106.4	88.8	408.1	410.2
Income tax provision	19.2	18.6	106.2	118.3
Net earnings	$87.2	$70.2	$301.9	$291.9

Earnings per share
Basic	$1.40	$1.08	$4.86	$4.45
Diluted	$1.38	$1.06	$4.80	$4.40

Weighted average shares of common stock - Basic	62.3	65.1	62.1	65.6
Weighted average shares of common stock - Diluted	63.3	66.0	62.9	66.3

See Accompanying Notes to Unaudited Condensed Financial Statements

Energizer Holdings, Inc.
Notes to Condensed Financial Statements
June 30, 2013
(In millions, except per share data - Unaudited)

1.	Operating results for any quarter are not necessarily indicative of the results for any other quarter or the full year.

2.
Operations for the Company are managed via two segments - Personal Care (Wet Shave, Skin Care, Feminine Care and Infant Care) and Household Products (Battery and Portable Lighting). Segment performance is evaluated based on segment operating profit, exclusive of general corporate expenses, share-based compensation costs, costs associated with most restructurings including our current restructuring project, acquisition integration or business realignment activities, and amortization of intangible assets. Financial items, such as interest expense and income, are managed on a global basis at the corporate level. The exclusion from segment results of charges such as other acquisition transaction and integration costs, and substantially all restructuring and realignment costs, reflects management's view on how it evaluates segment performance.

The Company's operating model includes a combination of stand-alone and combined business functions between the Personal Care and Household Products businesses, varying by country and region of the world. Shared functions include product warehousing and distribution, various transaction processing functions, and in most countries, a combined sales force and management. The Company applies a fully allocated cost basis, in which shared business functions are allocated between the segments. Such allocations are estimates, and do not represent the costs of such services if performed on a stand-alone basis.

For the quarter and nine months ended June 30, 2013, the Company recorded pre-tax expense of $22.7 and $109.1, respectively, related to its 2013 restructuring. These costs were reported on a separate line in the Consolidated Statements of Earnings (Condensed). It should be noted that pre-tax costs of $2.1 million and $3.2 million, respectively, associated with certain information technology enablement activities related to our restructuring initiative were included in SG&A on the Consolidated Statements of Earnings (Condensed) for the quarter and nine months ended June 30, 2013. Also, pre-tax costs of $4.7 million, for both the quarter and nine months ended June 30, 2013, associated with obsolescence charges related to the exit of certain non-core product lines as part of our restructuring are included in cost of products sold on the Consolidated Statements of Earnings (Condensed). The information technology costs and non-core inventory obsolescence charges are considered part of the total restructuring project costs incurred for our restructuring initiative.

In the first quarter of fiscal 2013, the Company approved and communicated changes to its U.S. pension plan, which is the most significant of the Company's pension obligations. Effective January 1, 2014, the pension benefit earned to date by active participants under the legacy Energizer U.S. pension plan will be frozen and future service benefits will no longer be accrued under this retirement program. For the nine months ended June 30, 2013, the Company recorded a pre-tax curtailment gain of $37.4 million as a result of this plan change. The pension curtailment gain was reported on a separate line in the Consolidated Statements of Earnings (Condensed).

In the quarter and nine months ended June 30, 2013, the Company recorded expense of $0.2 million and $6.1 million, respectively, related to the devaluation of its net monetary assets in Venezuela as a result of accounting for the translation of this affiliate under the accounting rules governing a highly inflationary economy. These results reflect an exchange rate of 6.30 Venezuelan Bolivar Fuerte to one U.S. dollar. These impacts, which are included in Other financing items, net on the Consolidated Statements of Earnings (Condensed), are not considered in the evaluation of segment profit. However, normal operating results in Venezuela, such as sales, gross profit and spending, have been negatively impacted by translating at less favorable exchange rates and by the impact of unfavorable economic conditions in the country. These operating results remain part of the reported segment totals. The negative segment impacts of the Venezuela devaluation and the unfavorable economic impact on operating results are discussed separately when considered relevant to understanding the year-over-year comparatives.

Segment sales and profitability for the quarter and nine months ended June 30, 2013 and 2012, respectively, are presented below.

	Quarter Ended June 30,		Nine Months Ended June 30,
Net Sales	2013	2012	2013	2012
Personal Care	$649.5	$673.5	$1,856.4	$1,889.4
Household Products	462.0	450.6	1,543.5	1,534.6
Total net sales	$1,111.5	$1,124.1	$3,399.9	$3,424.0

Operating Profit
Personal Care	$111.3	$109.4	$363.9	$361.2
Household Products	100.1	69.5	361.5	287.4
Total operating profit	211.4	178.9	725.4	648.6
General corporate and other expenses	(36.7)	(35.2)	(103.3)	(119.4)
2013 restructuring (1)	(29.5)	—	(117.0)	—
Pension curtailment	—	—	37.4	—
Prior restructuring	—	(0.5)	—	7.2
Litigation provision	—	(13.5)	—	(13.5)
Amortization of intangibles	(4.5)	(5.6)	(15.6)	(17.1)
Venezuela devaluation/other impacts	(0.2)	—	(6.1)	—
Interest and other financing items	(34.1)	(35.3)	(112.7)	(95.6)
Total earnings before income taxes	$106.4	$88.8	$408.1	$410.2
(1) Includes pre-tax costs of $2.1 million and $3.2 million, respectively, for the quarter and nine months ended June 30, 2013, associated with certain information technology and related activities, which are included in SG&A on the Statement of Earnings, Condensed. Additionally, this includes pre-tax costs of $4.7 million, for both the quarter and nine months ended June 30, 2013, associated with obsolescence charges related to the exit of non-core product lines as a result of our restructuring, which are included in Cost of products sold on the Statement of Earnings, Condensed.

Supplemental product information is presented below for revenues from external customers:

	Quarter Ended June 30,			Nine Months Ended June 30,
Net Sales	2013	2012	% Change	2013	2012	% Change
Wet Shave	$394.3	$399.8	(1)%	$1,192.5	$1,223.9	(3)%
Alkaline batteries	283.8	258.9	10%	946.9	914.1	4%
Other batteries and lighting products	178.2	191.7	(7)%	596.6	620.5	(4)%
Skin Care	155.7	167.7	(7)%	366.1	362.4	1%
Feminine Care	46.4	50.5	(8)%	129.2	134.7	(4)%
Infant Care	39.6	42.8	(7)%	128.2	133.5	(4)%
Other personal care products	13.5	12.7	6%	40.4	34.9	16%
Total net sales	$1,111.5	$1,124.1	(1)%	$3,399.9	$3,424.0	(1)%

3.
Basic earnings per share is based on the average number of common shares outstanding during the period. Diluted earnings per share is based on the average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of stock options and restricted stock equivalents.

4.	Working Capital Metrics at September 30, 2011 as compared to June 30, 2013, respectively, are presented below.

Fiscal '11 Baseline Working Capital Metrics
($ in millions)	FY '11	Days
			Working Capital Improvement Objective:
Receivables, as reported (1)	$717.5		-- improve working capital investment in all
Less: Trade allowance in accrued liabilities	(96.6)		three major working capital categories
Receivables, adjusted (2)	620.9	48.8
			-- Targeted working capital reduction of more
Inventories	697.1	101.7	than $200 million v. FY'11 baseline

Accounts Payable	253.4	37.0	-- improve working capital as a % of net sales
			by more than 400 basis points versus FY '11 baseline.
Average Working Capital, net (3)	$1,064.6
			-- improvements targeted by the end of fiscal
Average Working Capital as % of Net Sales (4)	22.9%		'13 for full benefit in FY '14

(1) Receivables reflects reclass adjustments disclosed in Q2 2012, for all quarters in fiscal 2011.
(2) Trade receivables adjusted for trade allowance recorded as a reduction of net sales per US GAAP, but included in accrued expenses on the consolidated balance sheet.
(3) Average Working Capital for FY '11 calculated using an average of the four quarter end balances for each working capital component.
(4) Average Working Capital / FY '11 net sales.

Q3 Fiscal '13 Working Capital Metrics
($ in millions)	FY '13	Days

Receivables, as reported	$639.9
Less: Trade allowance in accrued liabilities	(106.5)
Receivables, adjusted (1)	$533.4	42.9

Inventories (2)	648.3	98.3

Accounts Payable	307.6	46.6

Average Working Capital, net (3)	$874.1

Average Working Capital as % of Net Sales (4)	19.2%

(1) Trade receivables adjusted for trade allowance recorded as a reduction of net sales per US GAAP, but included in accrued expenses on the consolidated balance sheet.
(2) Inventory adjusted to exclude short term inventory build as a result of plant closures related to the 2013 restructuring.
(3) Average Working Capital for FY '13 Q3 calculated using an average of the four quarter end balances for each working capital component.
(4) Average Working Capital / Trailing 4 Quarter net sales.

Statements in this Working Capital Comparative are not guarantees of performance and are inherently subject to known and unknown risks and uncertainties which could cause actual performance or achievements to differ materially from those expressed in or indicated by those statements. Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements. Please refer to "Forward Looking Statements" in the release as well as Energizer's publicly filed documents for the risks that may cause actual results to differ from statements herein, including its annual report on Form 10-K for the year ended September 30, 2012.